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                                                                   EXHIBIT 10.26



                                 August 7, 1996



PERSONAL & CONFIDENTIAL

Dr. Menahem Nassi
c/o Cardiometrics, Inc.
645 Clyde Avenue
Mountain View, CA  94043

Re:      Amendment to Your Employment Agreement

Dear Meno:

         This letter is intended to amend certain terms of your employment agreement with Cardiometrics, Inc., formerly a California corporation, but currently a Delaware corporation (the "Company"), which is set forth in that certain letter, dated as of December 13, 1990, from David Titus to you (the "Employment Agreement"), as amended by those certain amendment letters, dated June 26, 1991, November 26, 1991, September 4, 1992, November 1, 1992 and October 11, 1993 from David Douglass to you, and my amendment letters to you dated August 31, 1995 and September 1, 1995 (collectively, the "Amendments to the Employment Agreement"):

                  Paragraph 2 of the Employment Agreement is hereby deleted and amended in its entirety to read as follows:

                           "2. Commencing February 1, 1996, your salary as
                  President and Chief Executive Officer of the Company will be at a pre-tax rate equal to $13,958.33 per month until otherwise adjusted by the Compensation Committee of the Board of Directors of the Company."

                  Paragraph 5 of the Employment Agreement is hereby deleted and amended in its entirety to read as follows:

                            "5. As with all other Company employees, employment
                  with the Company is not for a specific term and can be terminated by either you or the Company at any time for any reason, with or without cause. However, in the event the Company terminates your employment without cause (as defined below), you shall be entitled to: (a) salary continuation from the Company for up to twelve (12) months following the date of such termination at the monthly salary rate established as of
                  (i) the date hereof, or (ii) the date upon which your employment is so terminated, whichever is greater; provided, however, that such salary continuation payments shall cease upon your becoming employed on a full-time basis with another employer; and, provided, further, however, that such salary continuation payments shall be made for a period of at least six (6) months from the date of such termination even if you become employed by another employer within six (6) months of such termination; and (b) continue to participate in the Company's benefit plans for up to twelve (12) months following the date of such termination; provided, however, that such continued participation in the Company's benefit plans shall cease upon your becoming employed on a full-time basis with another employer. During any period of salary or benefits continuation and as partial consideration for such continuation, you agree to provide the Company with up to four
                  (4) days of consulting services per month as reasonably assigned to you by the Company. The Company will reimburse you for your reasonable your out-
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                  of-pocket expenses in connection with such requested
                  consulting services. Your sole compensation for providing such consulting services shall be the salary and benefits continuation described in this paragraph and, therefore, your failure to provide such services shall result in termination of such salary and benefits continuation notwithstanding any other terms hereof.

                            For purposes of this employment agreement,
                  termination "without cause" shall mean termination for reasons other than:

                            (i) your repeated refusal to comply with reasonable
                  directives of the Board of Directors of the Company, or your gross negligence or willful misconduct in the performance of duties assigned to you by the Board of Directors, or your intentional conduct materially harmful to the Company's business and affairs, provided that poor achievement of job objective in itself shall not constitute cause for termination;

                            (ii) your violation of any provision of the
                  Company's proprietary information agreement to the extent that has caused material harm to the interests of the Company; or

                           (iii) your conviction of any crime involving moral
                  turpitude, fraud, or any felony."

                   Except as otherwise specifically provided herein, all of the provisions of the Employment Agreement, as amended by the Amendments to the Employment Agreement, shall remain in full force and effect, and the Employment Agreement, as amended thereby and hereby, is hereby ratified and confirmed in all respects. This letter, together with the Amendments to the Employment Agreement and the Employment Agreement, shall be read together as one document, and such agreements, together with your executed Proprietary Information and Inventions Agreement shall constitute the full and entire understanding and agreement between you and the Company with respect to your employment with the Company.

         If this amendment letter accurately reflects the terms of your employment with the Company, please sign and return to me the enclosed copy of this amendment letter.

                                       Sincerely,

                                       CARDIOMETRICS, INC.


                                       /s/ H. Raymond Wallace
                                       -----------------------------------------
                                       H. Raymond Wallace
                                       On Behalf of the Compensation Committee
                                       of the Board of Directors

ACCEPTED AND AGREED


/s/ Menahem Nassi
-----------------------------
Dr. Menahem Nassi
Dated:  August 7, 1996